UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 29, 2020

TD Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36055	45-4077653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25th Floor, Block C, Tairan Building

No. 31 Tairan 8th Road, Futian District

Shenzhen, Guangdong, PRC 518000

(Address of Principal Executive Offices)

+86 (0755) 88898711

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	GLG	Nasdaq Capital Market

Item 1.01. Entry into a Material Definitive Agreement.

Share Purchase Agreement

On October 26, 2020, Shenzhen Huamucheng Trading Co., Ltd. (“Huamucheng”), a limited liability company organized under the laws of the People’s Republic of China (“PRC”) and a wholly owned subsidiary of TD Holdings, Inc. (the “Company”), entered into certain share purchase agreements (the “SPA”) with Shenzhen Xinsuniao Technology Co., Ltd. (the “Seller”), a limited liability company organized under the laws of the PRC, and Shenzhen Qianhai Baiyu Supply Chain Co., Ltd. (the “Target”), a limited liability company organized under the laws of the PRC. The Seller is the record holder and beneficial owner of all registered paid-up capital of the Target. Pursuant to the SPA, Huamucheng agreed to pay to the Seller an aggregate cash consideration of RMB670 million (approximately US$99.3 million) (the “Total Consideration”), of which 85% will be paid to the Seller in installments on or before December 25, 2020 and the remaining 15% will be paid to the Seller in installments on or before December 25, 2021, and the Seller agreed to transfer to Huamucheng, within 7 business days of the execution of the SPA, all of its registered paid-up capital of the Target (the “Acquisition”).

The parties to the SPA have each made customary representations, warranties and covenants, including, among other things, (a) the Seller and the Target are duly organized, validly existing and in good standing under the laws of PRC; (b) all parties are authorized to execute the SPA, (d) the absence of any undisclosed material adverse effects, and (e) the absence of legal proceedings that affect the completion of the transaction contemplated by the SPA.

The SPA is filed as Exhibit 10.1 to this Current Report on Form 8-K and such document is incorporated herein by reference. The foregoing is only a brief description of the material terms of the SPA, and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibits.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Reference is made to Item 1.01 of this Current Report on Form 8-K regarding the SPA. The disclosure contained in Item 1.01 with respect to the SPA is hereby incorporated by reference in its entirety into this Item 2.01.

Shenzhen Qianhai Baiyu Supply Chain Co., Ltd.

The following diagram illustrates our corporate structure following the consummation of the Acquisition.

Summary of Target’s Business

The Target was established on August 17, 2016 as a limited liability company organized under the laws of the PRC. The Target is engaged in the supply chain service business and covers a full range of commodities, including non-ferrous metals, ferrous metals, coal, metallurgical raw materials, soybean oils, oils, rubber, wood and various other types of commodities. It also has a supply chain infrastructure, which includes processing, logistics, warehousing and terminals. Utilizing its customer base, industry experience, and expertise in the commodity trading industry, the Target serves as an one-stop commodity supply chain service and digital intelligence supply chain platform integrating upstream and downstream enterprises, warehouses, logistics, information, and futures trading.

The Target has generated approximately RMB148 million (approximately US$22 million) of revenue and RMB 41 million (approximately US$6 million) of net income for its fiscal year ended December 31, 2019. The Target has also generated approximately RMB231.8 million (approximately US$34.9 million) of revenue and RMB58.5 million (approximately US$8.8 million) of net income for the six months ended June 30, 2020, although these numbers have not been audited by an accounting firm registered by PCAOB.

Management’s Plan for the Target’s Business

The acquisition of the Target has laid a solid foundation for the Company to expand its operations in the commodity supply chain field. The Company plans to strengthen and upgrade its supply chain services platform by introducing a systematic quantitative risk control system, which will be based on the Target’s massive historical market data and complex data analysis models. The platform is expected to establish a quantitative risk management system utilizing ETL data integration (Extract, Transform, Load) as its core, and then optimize trading portfolios by incorporating a combination of various factors and strategies in order to effectively control risks and sustain business development.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2020, Mr. Jin Ding resigned from his position as Chief Product Officer of the Company. Mr. Ding’s resignation is not as a result of any disagreement with the Company relating to its operations, policies or practices.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Share Purchase Agreement by and entered into among Shenzhen Huamucheng Trading Co., Ltd., Shenzhen Xinsuniao Technology Co., Ltd. and Shenzhen Qianhai Baiyu Supply Chain Co., Ltd., dated October 26, 2020.
99.1	Unaudited interim financial statements of Shenzhen Qianhai Baiyu Supply Chain Co., Ltd., as of and for the six months ended June 30, 2020.
99.2	Audited financial statements of Shenzhen Qianhai Baiyu Supply Chain Co., Ltd., as of and for the years ended December 31, 2019 and 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TD HOLDINGS, INC.

Date: October 29, 2020	By:	/s/ Renmei Ouyang
	Name:	Renmei Ouyang
	Title:	Chief Executive Officer

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